Exhibit 10.1

June 14, 2024

Re: Appointment as Chief Financial Officer and Treasurer

Dear Linda:

It is with great pleasure that I offer you a full-time employment position at Solid Power Operating, Inc. (the “Company” or “we”) in the position of Chief Financial Officer and Treasurer of the Company, beginning on June 17, 2024 (the actual first date of your employment, the “Effective Date”).

1.            Title; Position. As of the Effective Date you will be employed as the Company’s Chief Financial Officer and Treasurer. You will report to the Company’s President and Chief Executive Officer (the “CEO”) and perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. In addition, you shall serve in the same role for Solid Power, Inc. (the “Parent”) and serve as the principal financial officer and principal accounting officer of the Parent for purposes of SEC reporting, with such appointment to take effect as of the Effective Date.

2.            Location. You will perform your duties remotely from your permanent residence in Newbury Park, California, subject to customary travel as reasonably required by the Company and necessary to perform your job duties. The Company will issue you a corporate credit card to use for business travel. Any travel will be subject to the Company’s travel policy, as may be amended by the Company from time to time.

3.            Base Salary. Your annual base salary will be $430,000 (“Salary”), which will be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings. Your Salary will be subject to review and adjustment from time to time by the Human Resources and Compensation Committee of the Board (the “Committee”), in its sole discretion.

4.            Annual Bonus. Your target annual cash bonus will be 50% of your Salary, which may be earned based on the achievement of performance objectives established by the Committee, in its sole discretion (the “Annual Bonus”), and, to the extent such performance objectives are achieved, the Annual Bonus will be payable in the following year, with payment to be made as soon as practicable after the Board’s approval of the audited financial statements for the fiscal year to which the Annual Bonus relates, and subject to applicable withholdings. Unless determined otherwise by the Committee, your Annual Bonus will be subject to your continued employment through the date of payment. Your Annual Bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee, in its sole discretion. For calendar year 2024, your Annual Bonus, to the extent earned, will be paid as if your Salary were earned for the entirety of 2024.

5.            Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. As of the Effective Date, you will receive initial equity awards having an aggregate target grant date value of $3,000,000, 50% of which shall be granted in the form of time-based restricted stock units and 50% of which shall be granted in the form of stock options, which shall be incentive stock options to the maximum amount permitted under Section 422 of the Internal Revenue Code of 1986, as amended. The target value will be converted to a number of shares at the time of grant based on the standard method for such conversion that Parent uses for other Company employees. Your initial equity awards will be subject to the terms and conditions of Parent’s 2021 Equity Incentive Plan and the standard forms of award agreements used thereunder. Each award will vest over a four-year period, subject to your continued employment, with 25% vesting on the first anniversary of the grant date, and the remainder vesting in 12 equal quarterly installments on each subsequent March 31, June 30, September 30, and December 31. The options shall have an exercise price equal to the closing price of Parent stock on the date of grant and shall expire 10 years after the date of grant, or earlier upon or following your termination of employment, consistent with Section 15 of Parent’s 2021 Equity Incentive Plan and the standard form of option agreement used by Parent.

6.            Stock Ownership. You will be subject to Parent’s stock ownership guidelines (the “Guidelines”), which currently require you to hold shares of Parent common stock, as defined in the Guidelines, having a value equal to three times your Salary. You must meet this requirement within five years after the Effective Date. Subject to the terms of the Guidelines, until this ownership requirement is met, you must retain 50% of the net number of shares subject to equity awards that become vested or are exercisable, after tax withholding and the payment of any exercise or purchase price (if applicable).

7.            Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, including the Company’s paid-time-off policy, subject to their applicable terms and conditions. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, arrangements and policies it offers to its employees at any time.

8.            Participation in Severance Plan. You shall be entitled to participate in the Parent’s Executive Change in Control and Severance Plan, as it may be amended from time to time in accordance with its terms (the “Severance Plan”), a copy of which is set forth as Appendix A. In connection with the execution of this Agreement, you agree to execute the Participation Agreement attached as Appendix B hereto.

9.            Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding taxes or other charges required to be withheld under applicable law.

10.            At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws. Upon the termination of your employment with the Company and its affiliates for any reason, you agree to resign from all positions with Parent, the Company and any of their affiliates, unless otherwise requested by the CEO.

11.            Clawback. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback or recoupment policy that Parent or any of its affiliates has adopted, adopts in the future, or is otherwise required by law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which Parent’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.

12.            Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death. Any reimbursement payable to you pursuant to this Agreement or otherwise shall be conditioned on your submission of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you in accordance with such policy, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

13.            Miscellaneous. This Agreement, together with the Severance Plan, constitute the entire agreement between you and Parent, the Company and their affiliates regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Parent, the Company and their affiliates. Any conflicts or inconsistencies between the terms and conditions of the aforementioned documents shall be resolved in accordance with the following descending order of precedence: (a) this Agreement; and (b) the Severance Plan. You agree to enter into any additional agreements customarily entered into with the Company in connection with your employment, including, without limitation, an indemnification agreement and a confidential information, invention assignment, and arbitration agreement. This Agreement will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

Solid Power Operating, Inc.

By:	/s/ John Van Scoter
Name:	John Van Scoter
Title:	President and Chief Executive Officer

Agreed to and accepted:

/s/ Linda Heller
Linda Heller

Appendix A

Severance Plan

(see attached)

SOLID POWER, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.            Introduction. The purpose of this Solid Power, Inc. Executive Change in Control and Severance Plan (the “Plan”), effective as of August 4, 2021, (the “Effective Date”) is to provide opportunities with respect to specified benefits to certain employees of the Company whose employment may be involuntarily terminated other than for death, Disability, or Cause or terminated by such employees for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.            Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1            “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2            “Board” means the Board of Directors of the Company.

2.3            “Cause” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth therein, means that one or more of the following has occurred: (i) the Participant’s conviction or indictment of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (ii) the Participant’s willful refusal to comply with the lawful requests made of him or her by the Company after written notice to him or her and the Participant’s failure to fully cure such willful refusal within a reasonable period of time of not fewer than thirty (30) days after such notice, unless such willful refusal is not reasonably susceptible of cure; (iii) material violation of the Company’s written policies, after written notice to the Participant from the Company of such violation and the Participant’s failure to fully cure such violation within a reasonable period of time of not fewer than thirty (30) days after such notice unless the violation is not reasonably susceptible of cure; or (iv) a material breach by the Participant of any material provision of any material agreement between the Participant and the Company or its subsidiaries after written notice to the Participant from the Company of such breach and the Participant’s failure to fully cure such breach within a reasonable period of time of not fewer than thirty (30) days after such notice, unless the breach is not reasonably susceptible of cure.

2.4            “Change in Control” means the occurrence of any of the following events:

(a)            Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)            Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)            Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, the reference to “Company” in this definition shall be updated to the extent set forth in Section 20 of the Plan.

For clarity, the SPAC Closing shall not constitute a Change in Control under the Plan.

2.5            “Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

2.6            “CIC Qualifying Termination” has the meaning set forth in a Participant’s Participation Agreement.

2.7            “Code” means the Internal Revenue Code of 1986, as amended.

2.8            “Company” means (i) prior to the SPAC Closing, Solid Power, Inc., a Colorado corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction, and (ii) on and following the SPAC Closing, Solid Power, Inc., a Delaware corporation (which entity, prior to the SPAC Closing, was known as DCRC (as defined below)), and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.9            “Compensation Committee” means the Compensation Committee of the Board.

2.10            “Director” means a member of the Board.

2.11            “Disability” means “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).

2.12            “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards, in each case, granted on or after the Effective Date.

2.13            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14            “Good Reason” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth therein, means the Participant’s resignation or departure from the Company (such that, as a result of such resignation or departure, the Participant is no longer employed by the Company or any of its affiliates) by reason of or following the occurrence of any of the following events without Participant’s express written consent: (i) a ten percent (10%) or greater reduction in Participant’s base salary (unless such reduction is part of a program involving comparable reductions in compensation levels of other management personnel of the Company (or its successor)); (ii) a material reduction in the Participant’s then currently assigned duties or responsibilities with the Company; or (iii) a relocation of the Participant’s principal location of employment to a location fifty (50) miles or further from the Participant’s principal location of employment as of the date Participant becomes a Participant in the Plan; provided, however, that any such event shall not constitute grounds for “Good Reason” unless (x) Participant provides written notice to the Company of the event claimed to constitute grounds for “Good Reason” within ninety (90) days of the initial existence of such event; (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof (such period, the “Cure Period”); and (z) Participant actually terminates Participant’s employment not more than one hundred twenty (120) days following the initial existence of the event claimed to constitute grounds for “Good Reason”. For clarity, neither the SPAC Closing nor any changes to the Participant’s employer or duties and responsibilities, in either case, in connection with the SPAC Closing, shall constitute grounds for resignation of “Good Reason” under the Plan.

2.15            “Non-CIC Qualifying Termination” has the meaning set forth in a Participant’s Participation Agreement.

2.16            “Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name, and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.17            “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.18            “Plan” means the Solid Power, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.19            “Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination, as applicable.

2.20            “Section 409A Limit” means 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.21            “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

2.22            “SPAC Closing” means the completion of the transactions contemplated by the business combination agreement and plan of reorganization entered into between  Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“DCRC”), DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRC, and Solid Power, Inc., a Colorado corporation, on June 15, 2021, as hereinafter may be amended by the parties thereto in accordance with its terms.

3.            Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if he or she experiences a Qualifying Termination.

4.            Qualifying Termination. Upon a Qualifying Termination, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

4.1            Cash Severance Benefits. Cash severance equal to the amount set forth in the Participant’s Participation Agreement.

4.2            Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan sponsored by the Company, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earliest of (a) the period of time following the Participant’s employment termination as set forth in the Participant’s Participation Agreement, (b) the date the Participant is no longer eligible to receive COBRA continuation coverage, and (c) the date on which Participant becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Participant); provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), paid each month, regardless of whether the Participant elects COBRA continuation coverage, for the period of time following the Participant’s employment termination as set forth in the Participant’s Participation Agreement.

4.3            Equity Award Vesting Acceleration Benefit. Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.

5.            Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

1.      (x)      delivered in full, or

2.      (y)      delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.            Conditions to Receipt of Severance.

6.1            Release Agreement. As a condition to receiving the Severance Benefits (and any portion thereof), each Participant will be required to sign and not revoke in the time provided by the Company to do so a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”), which Release shall release the Company, each of its affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims and any and all causes of action arising out of the Participant’s employment, engagement, or affiliation with the Company or any of its affiliates or the termination of such employment, engagement or affiliation, but excluding (i) all claims to Severance Benefits that the Participant may be owed hereunder or any other consideration set forth in the Release, (ii) indemnification rights the Participant may have by reason of being a director or officer of the Company or subsidiary (or any related advancement of expenses, and/or contribution claims or rights the Participant may have), including any rights under any director and officer liability policy or indemnification agreement, (iii) rights to any accrued compensation or benefits that Participant may have, or (iv) any other rights or claims that Participant may have that may not be released under applicable law. In all cases, the Release must have become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date (or, if earlier, the time provided by the Company to consider, return, and not revoke the Release, as may be set forth within the Release itself), the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2            Confidential Information. A Participant’s receipt of, Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement between the Participant and the Company (or any affiliate of the Company).

6.3            Non-Disparagement. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that, following the Participant’s termination, the Participant will not knowingly disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company (or any of its affiliates) or any of their respective officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from (i) providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company or (ii) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

6.4            Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any agreement with the Company or its affiliates and/or the provisions of this Section 6.

7.            Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release has become effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company (or any parent or subsidiary or other Company affiliate). through the Severance Start Date will be paid in a lump sum (without interest) to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.

8.            Exclusive Benefit. Except as otherwise specifically provided in the Participant’s Participation Agreement, the Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment with the Company (or any parent or subsidiary or other Company affiliate).

9.            Section 409A.

9.1            Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

9.2            It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9(c) below or resulting from an involuntary separation from service as described in Section 9(d) below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

9.3            Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

9.4            Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.

9.5            Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.

9.6            The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

10.            Withholdings. The Company (or any parent or subsidiary or other Company affiliate employing Participant) will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11.            Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2(a), the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12.            Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2(a) and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.            Term. Subject to the terms of this paragraph, this Plan will have a term of 2 years commencing on the Effective Date (the “Initial Term”). At the end of the Term, this Plan will renew automatically for additional one year terms (each, an “Additional Term” and together with the Initial Term, the “Term”) unless the Administrator provides the Participant notice of non-renewal at least 30 days prior to the date of automatic renewal. The Administrator may decide to sooner terminate this Plan before the end of the Term in accordance with Section 14 below or if the affected Participant consents to an earlier termination. Any termination of this Plan by the Administrator must be in writing and will be taken in a non-fiduciary capacity. Neither the lapse of this Plan by its terms nor the termination of this Plan by the Company will by itself constitute termination of employment or grounds for a Good Reason. Further, if a Change in Control occurs when there are fewer than 3 months remaining during the Term, the Term will extend automatically through the date that is 12 months following the date of the Change in Control (unless the affected Participant consents to an earlier termination). Notwithstanding the foregoing, if during the Term, an initial occurrence of an act or omission by the company constituting the grounds for “Good Reason” in accordance with the definition herein has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such defined herein) with respect to such Initial Grounds could occur following the expiration of the Term, the Term will extend automatically through the date that is 30 days following the expiration of the Cure Period, but such extension of the Term will only apply with respect to the Initial Grounds.

14.            Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

15.            Claims and Appeals.

15.1            Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

15.2            Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16.            Attorneys’ Fees. The Company and each Participant shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan and any claim for benefits hereunder.

17.            Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18.            Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19.            No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company or any of its affiliates for any particular period of time, as nothing herein alters the at-will employment relationship between any Participant and the Company or, if applicable, any of its affiliates. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

20.            Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise, and specifically with respect to the “Change in Control” definition, will mean the ultimate parent of any such successor, unless otherwise determined by the Administrator prior to such purchase, merger, consolidation, liquidation or other transaction.

21.            Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Colorado (but not its conflict of laws provisions).

22.            Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23.            Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24.            Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25.            Additional Information.

Plan Name:	Solid Power, Inc. Executive Change in Control and Severance Plan

Plan Sponsor:	Solid Power, Inc. 486 S Pierce Ave Suite E
Louisville, CO 80027
(303) 219-0720

Identification Numbers:	EIN: PLAN:

Plan Year:	Company’s fiscal year

Plan Administrator:	Solid Power, Inc. Attention: Administrator of the Solid Power, Inc. Executive Change in Control and Severance Plan 486 S Pierce Ave Suite E Louisville, CO 80027 (303) 219-0720

Agent for Service of	Solid Power, Inc.
Legal Process:	Attention: President
486 S Pierce Ave Suite E
Louisville, CO 80027

Service of process also may be made upon the
Administrator.
(303) 219-0720

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

26.            Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

1.            You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

2.            You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix B

Participation Agreement

(see attached)

Solid Power, Inc. Executive Change in Control and Severance Plan
Participation Agreement

Solid Power, Inc. (the “Company”) is pleased to inform you, the undersigned that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination.

1.            Non-CIC Qualifying Termination. Upon your Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a)            Cash Severance Benefits. A lump sum payment equal to 6 months of your base salary (less applicable withholding taxes).

(b)            Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable lump sum payments in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan will be provided for a period 6 months following the date of your Qualifying Termination.

2.            CIC Qualifying Termination. Upon your CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a)            Cash Severance Benefits. A lump sum payment equal to the sum of: (i) 12 months of your base salary plus (ii) 100% of your annual target bonus in effect for the year of the CIC Qualifying Termination (less applicable withholding taxes).

(b)            Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable lump sum payments in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan, will be provided for a period of 12 months following the date of your Qualifying Termination.

(c)            Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

3.            Definitions.

(a)            CIC Qualifying Termination. “CIC Qualifying Termination” means your termination of employment with the Company (or any parent or subsidiary of the Company) within the Change in Control Period by (i) you for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of your death or Disability) such that, as a result of any termination described in this definition, you are no longer employed by the Company or any of its affiliates.

(b)            Non-CIC Qualifying Termination. “Non-CIC Qualifying Termination” means your termination of employment with the Company (or any parent or subsidiary of the Company) outside the Change in Control Period by (i) you for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of your death or Disability) such that, as a result of any termination described in this definition, you are no longer employed by the Company or any of its affiliates.

4.            Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection with your Qualifying Termination (if any).

5.            Exclusive Benefit.  In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be your exclusive benefits related to the termination of your employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company or any of its affiliates. For the avoidance of doubt, the Plan shall not supersede or replace any change in control provisions set forth in the Company’s 2014 Equity Incentive Plan, as amended and the applicable award agreements thereunder or any equity-based plan, and those provisions shall continue to apply with respect to your outstanding Company equity awards in effect prior to the Effective Date.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must timely sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

SOLID POWER, INC.		PARTICIPANT

By :
Name :	John Van Scoter	Linda Heller
Title:	President and Chief Executive Officer	Date: June 17, 2024

Attachment:      Solid Power, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

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